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                                                                    Exhibit 23.3


                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Select Medical Corporation:

We consent to the inclusion of our report dated April 9, 1999, relating to the consolidated balance sheets of Intensiva HealthCare Corporation and subsidiaries as of December 15, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 1, 1998 through December 15, 1998 and the year ended December 31, 1997, in the registration statement on Form S-1 of Select Medical Corporation, to be filed with the Securities and Exchange Commission on October 27, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

St. Louis, Missouri
October 27, 2000